Exhibit 99.1

                  Albertsons Announces First Quarter Results

               Results Exceed Guidance and First Call Consensus

             Comparable Store Sales Grow Excluding Labor Dispute

           Company Reiterates $1.40 to $1.50 EPS Guidance for 2004

    BOISE, Idaho, June 2 /PRNewswire-FirstCall/ -- Albertson's, Inc.
(NYSE: ABS) reported first quarter 2004 earnings from continuing operations today of $56 million or $0.15 per diluted share, $0.03 - $0.05 above Company guidance and $0.04 above First Call Consensus. In the prior year's quarter, earnings from continuing operations totaled $173 million or $0.47 per diluted share.

    First quarter net earnings were affected by several one-time charges as follows:

    * The Southern California labor dispute reduced the earnings for the first quarter by $0.27 per share. This included the impact to operations, a contribution to the health and welfare trust and a contract ratification bonus.

    * Other one-time charges in the first quarter related to the Southern California division, included legal costs of $0.02 per share and a $0.01 per share multi-year workers compensation adjustment. Both of these charges were unrelated to the labor dispute.

    * Costs related to the reorganization of the Dallas/Ft. Worth division reduced earnings by $0.01 per share.

    * The Company's exit from the New Orleans market reduced earnings from discontinued operations by $0.05 per share primarily due to non-cash impairment write-downs associated with the sales of property and equipment.

    Excluding these items, first quarter earnings from continuing operations would have been $0.46 per diluted share.
    The Company reported total sales of $8.7 billion for the quarter versus last year's first quarter sales of $8.9 billion. The Company estimates that the Southern California labor dispute negatively impacted total sales by approximately $386 million in the first quarter. Total Company comparable store sales for the quarter (including the impact of the labor dispute) declined 3.7% and identical store sales declined 4.1%. Excluding the Southern California stores involved in the labor dispute, total Company comparable store sales for the quarter increased 0.3% and identical store sales decreased 0.1%.
    Larry Johnston, Chairman, CEO and President, commented on the results.
"We are pleased with our progress during the first quarter. Comparable store sales and market share excluding stores involved in the Southern California labor dispute continued to grow. The labor dispute in Southern California was settled successfully and our sales recovery is ahead of plan driven by the launch of dual branding and aggressive merchandising. In addition, since the end of the quarter we closed the acquisition of Shaw's and the integration process is on schedule."
    Total gross profit for the quarter was $2.4 billion including the impact of the labor dispute, versus $2.5 billion a year ago. Gross profit as a percent of total sales declined 30 basis points for the quarter to 28.18% from 28.48% in the same period of last year. The gross profit rate declined as a result of the labor dispute. The Company estimates that the labor dispute negatively impacted gross profit by $198 million, or 99 basis points.
    During the quarter, selling, general and administrative (SG&A) expenses totaled 25.95% of sales versus 24.27% in the first quarter of 2003. The increase was driven by the labor dispute including lost sales leverage and one-time contributions under the terms of the new collective bargaining agreement for health and welfare of approximately $36 million, a ratification bonus of approximately $10 million, higher legal expenses, depreciation, and increased workers' compensation costs. The net impact of the labor dispute on SG&A in the first quarter was 68 basis points. One-time legal costs, the multi-year workers' compensation adjustment and the Dallas/ Ft. Worth reorganization costs increased SG&A by an additional 26 basis points.
    In a major cost control program initiated by the Company in mid-2001, the Company continued to stay ahead of schedule to reduce costs by $1 billion before the end of 2005. Through the first quarter of 2004, $710 million in savings had been achieved.
    Cash flow from operations in the first quarter grew 7.1% to $407 million from $380 million in the prior year.
    During the first quarter, the Company continued its capital expenditure program, opening a total of 22 new stores and completing 12 remodels. The Company ended the first quarter with 2,307 stores, which does not include the 204 stores Shaw's operated as of April 29th, since the acquisition closed on the first day of the second quarter.

    During the quarter, the Company continued to make progress in several key areas:

    * Dual Branding was launched in Southern California in conjunction with a combined Albertsons/Sav-On loyalty card.

    * Shop-N-Scan, the Company's personal shopping technology system, was rolled out to 105 stores in the Dallas/Ft. Worth market.

    *  e-Commerce home delivery service was launched in the ACME division.

    * 28 new "Renaissance" format drug stores turned in strong operating results.

    * Private label product penetration increased by 31 basis points, driven both by the Company's new premium private label line, Essensia, and first brand products.

    * The Blue Ribbon Beef program drove a double-digit beef category sales increase in the first quarter.

    * Steakhouse Choice, a new high quality brand of USDA Choice Angus Beef, was launched on April 15th.

    * The decision to exit the New Orleans market was announced during the quarter in a continuous effort to evaluate and improve the asset portfolio.

    These and other initiatives contributed to market share improvement versus traditional competitors, as measured by A.C. Nielsen, of 20 basis points outside of Southern California.
    The Company is reiterating earnings per share estimates for fiscal 2004 in a range of $1.40 to $1.50 per diluted share, including Shaw's. As originally stated on April 22nd, this guidance includes a high level of Southern California promotional spending in the first half of 2004, which is expected to decline in the second half of 2004. Other factors, including any additional labor disputes that may arise in 2004, could cause actual results to differ.
    The Company has provided estimates of the Southern California labor dispute's impact on first quarter results assuming that the Company would have met forecasted targets in Southern California stores involved in the labor dispute. The Company's assumption is based on both pre- and post-labor dispute Company results against forecasted targets. The day before the Southern California labor dispute began, the Company was on track to exceed its forecasted sales and earnings targets for the third quarter of 2003 both in total and for the Southern California stores involved in the labor dispute. In addition, the Company exceeded its planned targets for both the fourth quarter of 2003 and first quarter of 2004 excluding the Southern California stores involved in the labor dispute. Based on the performance of the Southern California stores involved in the labor dispute prior to its start and the subsequent Company-wide performance excluding those stores, the Company believes that had the labor dispute never occurred, the Southern California stores involved in the labor dispute would have at least met the forecasted targets in the first quarter of 2004.
    Albertsons is one of the world's largest food and drug retailers with annual revenues of over $35 billion. Based in Boise, Idaho, the Company employs more than 230,000 employees and operates over 2,500 retail stores in 37 states across the United States, under banners including Albertsons, Jewel-Osco, Acme, Albertsons-Osco, Albertsons-Sav-on, Sav-on Drugs, Osco Drug, Super Saver, Shaw's and Star Market. For more information about Albertsons, please visit our website at www.albertsons.com.

    Pursuant to the requirements of Regulation G, the Company is attaching reconciliations of adjusted earnings from continuing operations and comparable and identical store sales to the most directly comparable GAAP financial measures. We caution investors not to place undue reliance on these non-GAAP financial measures or the statements of expectation regarding first quarter results contained in this release as these results and expectations are not necessarily indicative of actual results that would have been achieved had the Southern California labor dispute not occurred.

    Certain statements made in this press release, including statements regarding the Company's expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements relate to, among other things, predictions regarding future results of operations; non-GAAP financial measures included in this release; statements of expectation regarding results of operations had the labor dispute in Southern California not occurred; investing to increase sales; changes in cash flow; increases in insurance and employee benefit costs; attainment of cost reduction goals; impacts of the Southern California labor dispute; achieving sales increases and increases in comparable and identical sales; opening and remodeling stores; and the Company's five strategic imperatives. These statements are indicated by words or phrases such as "expects," "plans," "believes," "estimate" and "goal." In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to litigation or other claims(including environmental matters); employee benefit costs; the Company's ability to recruit, retain and develop employees; the Company's ability to develop new stores or complete remodels as rapidly as planned; the Company's ability to implement new technology successfully; stability of product costs; the Company's ability to integrate the operations of acquired or merged companies, including JS USA Holdings Inc.; the Company's ability to execute its restructuring plans; the Company's ability to achieve its five strategic imperatives; and other factors affecting the Company's business in or beyond the Company's control.
    These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; changes in the general economy; and changes in interest rates. Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.



                                ALBERTSON'S, INC.
           (Unaudited - Dollars in millions, except per share amounts)

    Condensed Consolidated Earnings Statements

                                    13 Weeks Ended       13 Weeks Ended
                                    April 29, 2004         May 1, 2003
    -------------------------------------------------------------------------
    Sales                         $8,688     100.00%    $8,910    100.00%
    Cost of sales                  6,240      71.82      6,372     71.52
    -------------------------------------------------------------------------
    Gross profit                   2,448      28.18      2,538     28.48
    Selling, general and
     administrative expenses       2,255      25.95      2,162     24.27
    Restructuring (credits)
     charges                          --         --         (7)    (0.08)
    -------------------------------------------------------------------------
    Operating profit                 193       2.22        383      4.30
    Other (expenses) income:
        Interest, net               (103)     (1.18)      (103)    (1.16)
        Other, net                    --         --          1      0.01
    -------------------------------------------------------------------------
    Earnings from continuing
     operations before
     income taxes                     90       1.04        281      3.15
    Income tax expense                34       0.39        108      1.21
    -------------------------------------------------------------------------
    Earnings from continuing
     operations                       56       0.65        173      1.94
    Discontinued operations:
        Operating loss                (2)     (0.02)        (2)    (0.02)
        Loss on disposal             (30)     (0.35)        --        --
        Income tax benefit            12       0.14          1      0.01
    -------------------------------------------------------------------------
    Loss from discontinued
     operations                      (20)     (0.23)        (1)    (0.01)
    -------------------------------------------------------------------------
    Net Earnings                     $36       0.41%      $172      1.93%
    =========================================================================

    Earnings (Loss) Per Share:
      Basic
        Continuing operations      $0.15                 $0.47
        Discontinued operations    (0.05)                 0.00
                                  ------                ------
        Net Earnings               $0.10                 $0.47
                                  ======                ======

      Diluted
        Continuing operations      $0.15                 $0.47
        Discontinued operations    (0.05)                 0.00
                                  ------                ------
        Net Earnings               $0.10                 $0.47
                                  ======                ======

    Weighted Average
    Common Shares Outstanding:
      Basic                          369                   368
      Diluted                        371                   369


    Percentages may not sum due to rounding differences.



                                ALBERTSON'S, INC.
                            (Unaudited - In millions)

    Condensed Consolidated Balance Sheet Data

                                                April 29,        January 29,
                                                  2004              2004
    --------------------------------------------------------|---------------
    Assets                                                  |
    Current Assets:                                         |
      Cash and cash equivalents                  $2,033     |       $289
      Accounts and notes receivable                 746     |        683
      Inventories                                 2,971     |      3,035
      Assets held for sale                           82     |         69
      Other current assets                          258     |        343
    --------------------------------------------------------|---------------
        Total Current Assets                      6,090     |      4,419
    Land, buildings and equipment, net            9,063     |      9,145
    Goodwill and intangibles, net                 1,525     |      1,530
    Other assets                                    299     |        300
    --------------------------------------------------------|---------------
    Total Assets                                $16,977     |    $15,394
                                             ===============|===============
                                                            |
    Liabilities and Stockholders' Equity                    |
    Current Liabilities:                                    |
      Accounts payable                           $1,828     |     $1,774
      Current portions of long-term                         |
       debt and capital lease obligations           521     |        520
      Other current liabilities                   1,331     |      1,391
    --------------------------------------------------------|---------------
        Total Current Liabilities                 3,680     |      3,685
    Long-term debt                                6,055     |      4,452
    Capital lease obligations                       362     |        352
    Other long-term liabilities                             |
     and deferred credits                         1,522     |      1,524
    Stockholders' equity                          5,358     |      5,381
    --------------------------------------------------------|---------------
    Total Liabilities and Stockholders' Equity  $16,977     |    $15,394
                                             ===============|===============
    Total Common Shares Outstanding                         |
     at End of Period                               368     |        368



                                ALBERTSON'S, INC.
                            (Unaudited - In millions)

    Condensed Consolidated Cash Flow Data

                                             13 Weeks Ended   13 Weeks Ended
                                             April 29, 2004     May 1, 2003
    --------------------------------------------------------|---------------
                                                            |
    Cash Flows From Operating Activities:                   |
      Net earnings                                  $36     |       $172
      Adjustments to reconcile net                          |
       earnings to net cash provided                        |
       by operating activities:                             |
         Depreciation and amortization              246     |        239
         Net deferred income taxes                   90     |          7
         Discontinued operations                            |
          noncash charges                            33     |         --
         Other non-cash charges                      22     |          3
      Changes in operating assets                           |
       and liabilities                              (20)    |        (41)
    --------------------------------------------------------|---------------
          Net cash provided by operating                    |
           activities                               407     |        380
    --------------------------------------------------------|---------------
    Cash Flows From Investing Activities:                   |
      Capital expenditures                         (220)    |       (330)
      Proceeds from disposal of land,                       |
       buildings and equipment                       32     |         39
      Other                                          (9)    |         (8)
    --------------------------------------------------------|---------------
          Net cash used in investing                        |
           activities                              (197)    |       (299)
    --------------------------------------------------------|---------------
    Cash Flows From Financing Activities:                   |
      Proceeds from commercial paper borrowings   1,603     |         50
      Cash dividends paid                           (70)    |        (71)
      Payments on long-term borrowings               (5)    |         (7)
      Stock purchases and retirements                --     |       (108)
      Other                                           6     |         --
    --------------------------------------------------------|---------------
          Net cash provided by (used in)                    |
           financing activities                   1,534     |       (136)
    --------------------------------------------------------|---------------
    Net Increase (Decrease) in Cash                         |
     and Cash Equivalents                         1,744     |        (55)
    Cash and Cash Equivalents                               |
     at Beginning of Period                         289     |        162
    --------------------------------------------------------|---------------
    Cash and Cash Equivalents at End of Period   $2,033     |       $107
                                             ===============|===============




                                ALBERTSON'S, INC.
          Reconciliation of Non GAAP Measures & Supplemental Information
                              (Dollars in millions)
                                   (Unaudited)

    Reconciliation of GAAP Identical and Comparable Store Sales to Labor Dispute Adjusted Identical and Comparable Store Sales:

                                     Actual          Labor       Adjusted
                                    Identical       Dispute      Identical
                                   Store Sales     Adjustment    Store Sales
                                  ------------   ------------  ------------
    13 weeks ended April 29, 2004    $8,333        $(953)(1)       $7,380
    13 weeks ended May 1, 2003        8,691       (1,302)(2)        7,389
                                  ------------                 ------------
    Year to year change                (358)                           (9)
    13 weeks ended May 1, 2003       $8,691                        $7,389
                                  ------------                  ------------

    Identical store sales
     percentage change                 (4.1)%                        (0.1)%
                                  ============                  ============


                                      Actual          Labor       Adjusted
                                   Comparable       Dispute     Comparable
                                   Store Sales     Adjustment    Store Sales
                                  ------------   ------------   ------------
    13 weeks ended April 29, 2004    $8,443         $(962)(3)      $7,481
    13 weeks ended May 1, 2003        8,771        (1,309)(4)       7,462
                                  ------------                  ------------
    Year to year change                (328)                           19
    13 weeks ended May 1, 2003       $8,771                        $7,462
                                  ------------                  ------------
    Comparable store sales
     percentage change                 (3.7)%                         0.3%
                                  ============                  ============


    (1) Represents the identical Southern California Division food store sales during the 13 weeks ended April 29, 2004.

    (2) Represents the identical Southern California Division food store sales during the 13 weeks ended May 1, 2003.

    (3) Represents the comparable Southern California Division food store sales during the 13 weeks ended April 29, 2004.

    (4) Represents the comparable Southern California Division food store sales during the 13 weeks ended May 1, 2003.



                                ALBERTSON'S, INC.
          Reconciliation of Non GAAP Measures & Supplemental Information
                 (Dollars in millions, except per share amounts)
                                   (Unaudited)

    Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continued operations:

                           First Quarter 2004       First Quarter 2003
                           ------------------       ------------------
                                           Per                       Per
                        Before   After   Diluted   Before   After  Diluted
                         Taxes   Taxes    Share    Taxes    Taxes   Share
                       -------------------------  -------------------------
    Earnings from
     continuing
     operations,
     as reported          $90     $56     $0.15    $281     $173    $0.47
    Estimated impact
     of labor dispute:
       Operations         115      71      0.19      --       --       --
       Contribution
        to health &
        welfare fund       36      22      0.06      --       --       --
       Contract
        ratification
        bonus              10       6      0.02      --       --       --
                       -------------------------  -------------------------
    Total estimated
     impact of labor
     dispute (1)          161      99      0.27      --       --       --
    Other Southern
     California Division
     one-time charges
     (unrelated to
     labor dispute) (2)    17      11      0.03      --       --       --
    Impact of
     Dallas/Ft. Worth
     Division
     Reorganization (3)     6       4      0.01      --       --       --
                       -------------------------  -------------------------
    Adjusted earnings
     from continuing
     operations          $274    $170     $0.46    $281     $173    $0.47
                       =========================  =========================


    (1) The Southern California labor dispute reduced earnings from continuing operations by an estimated $0.27 per diluted share.

    (2) Other one-time charges in the first quarter of 2004 related to the Southern California Division included legal costs of $0.02 per share and a $0.01 per share multi-year workers compensation adjustment. Both of these charges were unrelated to the Southern California labor dispute.

    (3) Costs related to the reorganization of the Dallas/Ft. Worth Division reduced diluted earnings per share from continuing operations by $0.01.


SOURCE  Albertson's, Inc.
    -0-                             06/02/2004
    /CONTACT: Media, Albertsons Public Affairs, +1-208-395-6392, or Investors, Nick Kormeluk of Albertson's, Inc., +1-208-395-6622/
    /Web site:  http://www.albertsons.com /
    (ABS)

CO:  Albertson's, Inc.
ST:  Idaho
IN:  REA SUP FOD
SU:  ERN